                                                               Exhibit (h)(2)(b)

State Street Bank and Trust Company
225 Franklin Street
Boston, MA 02110

Ladies and Gentlemen:

     Reference is made to the Amended and Restated Custodian Agreement between us dated February 14, 2001, the Administration Agreement between us dated February 28, 2000 and the Transfer Agency and Service Agreement between us dated February 28, 2000 (the "Agreements").

     Pursuant to the Agreements, Sate Street bank and Trust Company ("State Street" serves as the Administrator, Custodian and Transfer Agent (the "Services" for the State Street Money Institutional Money Market Fund (the "Money Market Fund"), a series of the State Street Institutional Investment Trust.

     The purpose of this letter is to modify the compensation you receive for the Services to the Money Market Fund. We request that you provide the Services to the Money Market Fund in exchange for the compensation described in the attached fee schedule. By your signature below, you agree that the existing Exhibit C to the Agreements shall be deleted in its entirety and the attached Exhibit C shall be substituted therefore.

     Please indicate your acceptance of the foregoing by executing two copies of this letter, returning one to the trust and retaining one copy for your records.

                                     Very Truly yours,

                                     State Street Institutional Investment Trust


                                     By: /s/ Karen D. Gillogly
                                         ---------------------------------------


                                     Accepted:

                                     State Street Bank and Trust Company


                                     By: /s/ Donald Gignac
                                         ---------------------------------------

Date: February 12, 2004